Calumet Specialty Products Partners, L.P. Reports First Quarter 2014 Results

INDIANAPOLIS—(PR NEWSWIRE) — May 7, 2014 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” the “Company,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported a net loss for the first quarter ended March 31, 2014 of $49.8 million, or $0.76 per diluted unit, compared to net income of $46.0 million, or $0.66 per diluted unit, in the first quarter 2013. Excluding the impact of $89.6 million in non-recurring debt extinguishment costs, Adjusted Net Income in the first quarter 2014 was $39.8 million, or $0.50 per diluted unit. First quarter 2014 results include $24.6 million in non-cash unrealized derivative gains, compared to $24.5 million in the prior year period.

Calumet generated Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $82.7 million during the first quarter 2014 versus $53.2 million during the fourth quarter 2013 and $80.0 million in the prior-year period. Within the Specialty Products segment, gross profit increased nearly 16% during the first quarter 2014 versus the prior year period as increased sales of Calumet’s packaged and synthetic products, a category inclusive of the Royal Purple®, Bel-Ray®, Quantum® and TruFuel® premium brands, contributed to an improved product mix. Within the Fuel Products segment, a significant year-over-year decline in benchmark refined product margins was partially offset by strong seasonal demand for gasoline and diesel at each of the Partnership’s major fuels refineries, which operated at elevated rates during the first quarter 2014 compared to the prior year quarter.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the first quarter 2014 was $49.4 million, compared to $26.4 million in the prior year period. The year-over-year increase in DCF was driven primarily by an increase in Adjusted EBITDA, a decline in turnaround costs and a decline in replacement and environmental capital expenditures. We define the Distribution Coverage Ratio (“DCR”), a non-GAAP financial measure, for any period as DCF divided by distributions to partners. The DCR was 0.94x for the first quarter 2014, compared to 0.51x for the first quarter 2013.

Management Commentary

“Broad-based contributions from our Specialty Products segment resulted in record first quarter Adjusted EBITDA,” stated Bill Grube, Vice Chairman and Chief Executive Officer. “Distributable cash flow nearly doubled on a year-over-year basis to nearly $50 million, while distribution coverage approached 1.0x during the first quarter 2014. Our current annualized cash distribution stands at $2.74 per unit, representing an attractive distribution yield of more than 9%, at our current unit price.”

“In March, we completed our largest and most successful senior unsecured notes offering in Partnership history,” continued Grube. “This heavily subscribed $900 million notes offering, which priced at a coupon of 6.50%, allowed us to redeem $500 million of higher interest bearing notes, funded an accretive specialty products acquisition and provided additional liquidity to support our ongoing slate of organic growth projects. As of March 31, 2014, we had $714 million in combined cash and availability under our revolving credit facility to help support the ongoing growth of the business.”

“On March 31, 2014, we acquired Anchor Drilling Fluids, a leading independent supplier of specialty products to the oilfield services industry,” continued Grube. “We paid approximately 7.5x estimated full-year 2013 EBITDA for Anchor - an attractive multiple for a business that grew EBITDA by more than an estimated 20% last year. Anchor’s base of more than 250 blue chip E&P customers, coupled with its extensive network of logistics and distribution centers situated near each of the major, active domestic resource plays provides us with a unique opportunity to cross-sell our existing portfolio oilfield-focused products while also enabling the Partnership to expand its relationships with potential crude oil suppliers at the wellhead.”

“During the first quarter 2014, we grew sales volumes and realized improved pricing on our packaged and synthetic products, when compared to the year-ago period,” continued Grube. “Sales volumes of Royal Purple, Bel-Ray and TruFuel products all increased on a year-over-year basis during the first quarter. Early indications are that our introduction of Royal Purple products to the Wal-Mart store network has been very successful, with sales tracking ahead of our forecasts. Once the rollout is completed, at least 2,400 Wal-Mart Stores will be carrying our Royal Purple products, with select products planned for sale in more than 3,000 locations.”

“The San Antonio refinery operated at record production rates during the first quarter 2014,” continued Grube. “With the completion of the crude oil unit expansion in December 2013, increased finished gasoline blending capabilities and the pending completion of the TexStar Midstream pipeline by mid-year 2014, we anticipate San Antonio has the potential to contribute meaningful Adjusted EBITDA to our overall business in future periods.”

“Our slate of multi-year organic growth projects remain on schedule,” continued Grube. “The 20,000 bpd Dakota Prairie refinery is scheduled to begin start-up during the fourth quarter of 2014. Our engineering partner, Ventech, has constructed the refinery in modular phases which are being delivered to the construction site in Dickinson, North Dakota. The Missouri esters plant expansion is scheduled for completion during the second quarter of 2015, while the Montana refinery expansion project remains set for completion by the first quarter of 2016.”

“We remain committed to maintaining a distribution policy that provides for consistent cash distributions to our unitholders,” stated Grube. “In April, we announced a quarterly cash distribution of $0.685 per unit for the quarter ended March 31, 2014 on all of our outstanding limited partner units.”

Recent Performance Highlights

▪
Completed a $900 million offering of 6.50% senior unsecured notes due April 2021. On March 26, 2014, Calumet priced $900 million of 6.50% senior notes due 2021. The Partnership used a portion of the net proceeds from the private placement to fund the approximately $237 million purchase price of its previously announced acquisition of ADF Holdings, Inc., the parent company of Anchor Drilling Fluids USA, Inc., related transaction expenses and the redemption of all $500 million aggregate principal amount outstanding of its 9.375% senior unsecured notes due 2019. Remaining funds will be used for general partnership purposes, including planned capital expenditures.

▪
Acquired Anchor Drilling Fluids USA, Inc. On March 31, 2014, Calumet completed the acquisition of Anchor Drilling Fluids USA, Inc. on a debt-free basis for total cash consideration of approximately $237 million. Anchor develops custom formulations and innovative solutions based on unique customer and well specifications. Through its extensive line of drilling and completion fluids, Anchor delivers solutions that reduce drilling and completion time, help to control reservoir formation pressures and maximize oil and gas production, contributing to improved well economics for end-users. This transaction positions Calumet as one of the leading suppliers of drilling fluids to the domestic E&P industry, a sector that continues to enjoy rapid growth due to advances in drilling technology and increased exploration activity in identified and emerging unconventional resource plays. The addition of Anchor to Calumet's asset portfolio will also serve to increase the Partnership's specialty products sales with a business that has historically generated consistent cash flow with limited ongoing capital investment. For the year ended December 31, 2012, Anchor generated EBITDA of approximately $26.3 million. The Partnership currently anticipates that Anchor will report a year-over-year increase in EBITDA of approximately 20% for the full-year 2013.

▪
Launched Royal Purple branded products into Wal-Mart Stores. Beginning in April 2014, Calumet began the launch of Royal Purple branded products to the Wal-Mart store network. Initial feedback on the launch has been very positive, with certain Royal Purple products selling into more than 3,000 Wal-Mart locations.

▪
Operated the San Antonio Refinery at record production rates during the first quarter 2014. The San Antonio refinery reported record throughputs during the first quarter 2014, following the completion of a crude unit expansion project in December 2013. Total production volumes from the refinery increased more than 10% during the first quarter when compared to the prior-year period.

Organic Growth Projects Update

Beginning in 2013, the Partnership initiated a series of organic growth projects, the last of which is expected to be completed by the first quarter 2016. Collectively, these projects are estimated to cost approximately $500 to $550 million and are expected to return approximately $200 million in annualized Adjusted EBITDA upon completion. Below is a current list of the remaining growth projects slated for completion during the next three years:

▪
Great Falls, Montana Refinery Expansion Project. Calumet continues to make progress on a project designed to double production capacity at its Montana refinery by 10,000 to 20,000 bpd. As part of the project, the Partnership will install a new 20,000 bpd crude unit and a 25,000 bpd hydrocracker. The Partnership continues to estimate this project will be completed during the first quarter of 2016. The estimated total cost of the expansion project is approximately $400 million. The Partnership estimates the annualized incremental Adjusted EBITDA resulting from this project will be in the range of approximately $130 to $140 million.

▪
Dakota Prairie (North Dakota) Refinery Project. Calumet, together with its 50/50 joint venture partner, MDU Resources, Inc.(“MDU”), continues to make steady progress on the construction of a 20,000 bpd diesel refinery located in Dickinson, North Dakota. The refinery, which is expected to be completely supplied with locally sourced Bakken crude oil, is expected to commence operations during the fourth quarter 2014. The Partnership estimates that the annualized incremental Adjusted EBITDA resulting from this project will be approximately $35 million to $45 million.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project that is expected to double esters production capacity at its Missouri esters plant from 35 to 75 million pounds per year. Esters are a key base stock used in the aviation, refrigeration and automotive lubricants markets. The Partnership anticipates completion of the project during the second quarter 2015. The estimated total cost of the expansion project is approximately $40 million. The Partnership estimates that the annualized incremental Adjusted EBITDA resulting from this project will be approximately $10 million.

Financial and Operational Guidance

▪
2014 capital spending forecast. For the full year 2014, the Partnership anticipates total capital expenditures of $340 to $385 million. Approximately $270 to $300 million of the total 2014 capital spending plan is allocated toward organic growth projects. The 2014 capital spending plan also includes an estimated $50 to $60 million in replacement and environmental capital expenditures and approximately $20 to $25 million in turnaround costs.

▪
Estimated 2014 RFS compliance (“RINs”) impact. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet will purchase blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, to be in the range of 90 to 95 million RINs for the full year 2014. During the first quarter 2014, Calumet incurred RFS compliance costs of $7.9 million, compared to $11.8 million in the first quarter 2013.

▪
TexStar Midstream pipeline update. In November 2013, Calumet entered into a definitive agreement with TexStar Midstream Logistics, L.P. under which TexStar will construct, own and operate a 30,000 barrel per day crude oil pipeline system that will supply significant volumes of Eagle Ford crude oil to Calumet's San Antonio, Texas refinery. Under the terms of the 15-year agreement, TexStar has committed to install and operate the Karnes North Pipeline System (“KNPS”), an 8-inch, 50-mile pipeline that will transport crude oil from Karnes City, Texas - a major center of oil production in the Eagle Ford shale formation - to Calumet's Elmendorf, Texas terminal, a key supply hub for Calumet's San Antonio refinery. The San Antonio refinery expects to receive deliveries of at least 10,000 bpd of crude oil through the KNPS-Elmendorf terminal supply route once the line comes into service. Construction of the KNPS is slated for completion by June 2014.

▪
Upcoming scheduled maintenance. The Shreveport refinery began approximately two weeks of planned maintenance beginning on April 28, 2014. The primary focus of the scheduled maintenance involves completion of upgrades to the flare system, inspection work on select units and a change of catalyst on the lube oil hydrotreater.

Partnership Liquidity

On March 31, 2014, Calumet had availability under its revolving credit facility of approximately $533 million, based on a $705 million borrowing base, $172 million in outstanding standby letters of credit and no outstanding borrowings. In addition, Calumet had approximately $180 million of cash on hand as of March 31, 2014. Calumet believes it will continue to have ample liquidity from cash on hand, cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

Gross Profit Comparison of Quarters Ended March 31, 2014 and 2013

The Partnership reclassified the reporting of asphalt sold from its Shreveport, Superior and Montana refineries from its Specialty Products segment to its Fuel Products segment. This reporting change does not impact the Company’s consolidated financial results from prior periods. Segment gross profit for the prior period has been restated and is consistent with the current year presentation.

Gross profit by segment for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
	2014	2013
	(Dollars in millions, except per barrel data)
Specialty products	$98.2	$84.8
Fuel products	26.6	49.6
Total gross profit	$124.8	$134.4

Specialty products gross profit per barrel	$42.22	$32.49
Fuel products gross profit per barrel (including hedging activities)	$3.23	$6.66
Fuel products gross profit per barrel (excluding hedging activities)	$3.66	$8.25
Specialty Products
Specialty Products segment gross profit increased 15.8%, or $13.4 million, in the first quarter 2014 compared to the prior year period. The increase in segment gross profit was due primarily to increased average selling prices per barrel sold as a result of improved product mix and gross profit contribution attributable to acquisitions, partially offset by lower sales volume and higher operating costs.
Fuel Products
Fuel Products segment gross profit decreased 46.4%, or $23.0 million, in the first quarter 2014 compared to the prior year period. The decrease was due primarily to narrowing refined product margins resulting from a higher cost of crude oil, coupled with lower average selling prices on light products, such as gasoline and diesel fuel, and higher natural gas costs. These decreases were partially offset by decreased realized losses on derivatives of $8.3 million during the first quarter 2014 when compared to the prior year period.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol, biodiesel and the resale of crude oil in the Fuel Products segment. The table includes the results of operations at our San Antonio refinery commencing January 2, 2013, Bel-Ray facility commencing December 10, 2013 and United Petroleum assets commencing February 28, 2014.

	Three Months Ended March 31,
	2014	2013
	(bpd)
Total sales volume (1)	117,478	111,789
Total feedstock runs (2)	118,359	110,465
Facility production: (3)
Specialty products:
Lubricating oils	10,617	12,127
Solvents	8,595	8,561
Waxes	1,321	1,234
Packaged and synthetic specialty products (4)	1,554	1,950
Other	2,507	3,077
Total	24,594	26,949

Fuel products:
Gasoline	32,987	29,881
Diesel	26,795	23,843
Jet fuel	4,428	4,794
Asphalt, heavy fuels and other	22,368	22,518
Total	86,578	81,036
Total facility production (3)	111,172	107,985
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our Fuel Products segment sales.

The increase in total sales volume for the three months ended March 31, 2014 compared to the same period in 2013 is due primarily to increased fuel products sales volume, partially offset by decreased sales of lubricating oils.

(2)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs for the three months ended March 31, 2014 compared to the same period in 2013 is due primarily to decreased feedstock runs at the Superior refinery in 2013 as a result of preparation for the April 2013 turnaround and incremental feedstock runs in 2014 as a result of the San Antonio crude oil unit expansion completed in December 2013.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increase in total facility production for the three months ended March 31, 2014 compared to the same period in 2013 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products at our Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,
	2014	2013
	(In millions)
Derivative loss reflected in sales	$(13.1)	$(7.6)
Derivative gain (loss) reflected in cost of sales	9.2	(4.0)
Derivative losses reflected in gross profit	$(3.9)	$(11.6)

Realized gain (loss) on derivative instruments	$6.6	$(8.6)
Unrealized gain on derivative instruments	24.6	24.5
Derivative gain reflected in interest expense	0.3	—
Total derivative gain reflected in the unaudited condensed consolidated statements of operations	$27.6	$4.3
Total gain (loss) on commodity derivative settlements	$4.2	$(21.5)

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has thirteen facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey and Oklahoma.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, May 7, 2014, to discuss the financial and operational results for the first quarter of 2014. Anyone interested in listening to the presentation may call 877-546-5020 and enter passcode 39489540.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 46371768. The replay will be available beginning Wednesday, May 7, 2014, at approximately 5:00 p.m. ET until Wednesday, May 14, 2014. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months ended March 31, 2014 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income, and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income to net income (loss) and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Net Income are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark to market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release have been updated to reflect the calculation of “Consolidated Cash Flow” contained in the indenture governing our 9.625% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”), the indenture governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”) and the indenture governing our 6.50% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2021 Notes, 2020 Notes and 2022 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit and unit data)

	Three Months Ended March 31,
	2014	2013
Sales	$1,341.0	$1,318.6
Cost of sales	1,216.2	1,184.2
Gross profit	124.8	134.4
Operating costs and expenses:
Selling	19.0	15.9
General and administrative	25.9	25.1
Transportation	40.4	35.4
Taxes other than income taxes	2.1	3.0
Other	2.1	0.6
Operating income	35.3	54.4
Other income (expense):
Interest expense	(26.2)	(24.8)
Debt extinguishment costs	(89.6)	—
Realized gain (loss) on derivative instruments	6.6	(8.6)
Unrealized gain on derivative instruments	24.6	24.5
Other	(0.3)	0.7
Total other expense	(84.9)	(8.2)
Net income (loss) before income taxes	(49.6)	46.2
Income tax expense	0.2	0.2
Net income (loss)	$(49.8)	$46.0
Allocation of net income (loss):
Net income (loss)	$(49.8)	$46.0
Less:
General partner’s interest in net income (loss)	(1.0)	0.9
General partner’s incentive distribution rights	3.8	3.2
Non-vested share based payments	—	0.2
Net income (loss) available to limited partners	$(52.6)	$41.7
Weighted average limited partner units outstanding:
Basic	69,622,884	62,831,155
Diluted	69,622,884	63,017,869
Limited partners’ interest basic net income (loss) per unit	$(0.76)	$0.67
Limited partners’ interest diluted net income (loss) per unit	$(0.76)	$0.66
Cash distributions declared per limited partner unit	$0.685	$0.65

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179.6	$121.1
Accounts receivable, net	394.5	263.3
Inventories	675.9	567.4
Derivative assets	17.2	—
Prepaid expenses and other current assets	16.7	18.9
Deposits	0.5	3.7
Total current assets	1,284.4	974.4
Property, plant and equipment, net	1,221.6	1,160.4
Investment in unconsolidated affiliates	51.7	33.4
Goodwill	272.5	207.0
Other intangible assets, net	284.6	212.9
Other noncurrent assets, net	102.8	100.0
Total assets	$3,217.6	$2,688.1
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$566.2	$355.8
Accrued interest payable	15.1	22.5
Accrued salaries, wages and benefits	18.1	14.0
Other taxes payable	17.9	18.4
Other current liabilities	35.9	36.2
Current portion of long-term debt	0.4	0.4
Derivative liabilities	4.2	54.8
Total current liabilities	657.8	502.1
Deferred income tax liability	25.3	—
Pension and postretirement benefit obligations	11.5	11.7
Other long-term liabilities	1.0	1.1
Long-term debt, less current portion	1,518.4	1,110.4
Total liabilities	2,214.0	1,625.3
Commitments and contingencies
Partners’ capital:
Partners’ capital	1,010.3	1,116.2
Accumulated other comprehensive loss	(6.7)	(53.4)
Total partners’ capital	1,003.6	1,062.8
Total liabilities and partners’ capital	$3,217.6	$2,688.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2014	2013
Operating activities
Net income (loss)	$(49.8)	$46.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30.2	29.3
Amortization of turnaround costs	5.8	2.6
Non-cash interest expense	1.9	1.7
Non-cash debt extinguishment costs	18.7	—
Provision for doubtful accounts	0.6	0.3
Unrealized gain on derivative instruments	(24.6)	(24.5)
Non-cash equity based compensation	3.0	2.9
Other non-cash activities	1.1	0.6
Changes in assets and liabilities:
Accounts receivable	(54.1)	(85.9)
Inventories	(51.3)	(51.4)
Prepaid expenses and other current assets	2.6	(7.1)
Derivative activity	1.5	(1.3)
Turnaround costs	(3.0)	(13.9)
Deposits	3.2	5.4
Accounts payable	163.2	82.6
Accrued interest payable	(7.4)	5.3
Accrued salaries, wages and benefits	0.3	(2.7)
Accrued income taxes payable	—	(27.6)
Other taxes payable	(1.7)	(0.7)
Other liabilities	(0.6)	5.3
Pension and postretirement benefit obligations	—	(0.7)
Net cash provided by (used in) operating activities	39.6	(33.8)
Investing activities
Additions to property, plant and equipment	(46.3)	(21.1)
Cash paid for acquisitions, net of cash acquired	(247.0)	(117.7)
Investment in unconsolidated affiliates	(16.0)	(9.2)
Proceeds from sale of property, plant and equipment	—	—
Net cash used in investing activities	(309.3)	(148.0)
Financing activities
Proceeds from borrowings — revolving credit facility	6.5	607.8
Repayments of borrowings — revolving credit facility	(6.5)	(578.6)
Repayments of borrowings — senior notes	(500.0)	—
Payments on capital lease obligations	(0.3)	(0.2)
Proceeds from other financing obligations	—	3.5
Proceeds from senior note offering	900.0	—
Debt issuance costs	(15.9)	—
Proceeds from public offering of common units, net	—	175.5
Contribution from Calumet GP, LLC	—	3.7
Common units repurchased for phantom unit grants	(2.1)	(7.1)
Cash settlement of unit based compensation phantom units	(0.9)	—
Distributions to partners	(52.6)	(44.5)
Net cash provided by financing activities	328.2	160.1
Net increase (decrease) in cash and cash equivalents	58.5	(21.7)
Cash and cash equivalents at beginning of period	121.1	32.2
Cash and cash equivalents at end of period	$179.6	$10.5

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended March 31,
	2014	2013
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss)	$(49.8)	$46.0
Add:
Interest expense	26.2	24.8
Debt extinguishment costs	89.6	—
Depreciation and amortization	30.2	29.3
Income tax expense	0.2	0.2
EBITDA	$96.4	$100.3
Add:
Unrealized gain on derivatives	(24.6)	(24.5)
Realized gain (loss) on derivatives, not included in net income (loss)	1.5	(1.3)
Amortization of turnaround costs	5.8	2.6
Non-cash equity based compensation and other non-cash items	3.6	2.9
Adjusted EBITDA	$82.7	$80.0
Less:
Replacement and environmental capital expenditures (1)	5.8	16.4
Cash interest expense (2)	24.3	23.1
Turnaround costs	3.0	13.9
Income tax expense	0.2	0.2
Distributable Cash Flow	$49.4	$26.4

(1)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
(In millions)

	Three Months Ended March 31,
	2014	2013
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by (used in) operating activities:	(Unaudited)
Distributable Cash Flow	$49.4	$26.4
Add:
Replacement and environmental capital expenditures (1)	5.8	16.4
Cash interest expense (2)	24.3	23.1
Turnaround costs	3.0	13.9
Income tax expense	0.2	0.2
Adjusted EBITDA	$82.7	$80.0
Less:
Unrealized gain on derivative instruments	(24.6)	(24.5)
Realized gain (loss) on derivatives, not included in net income (loss)	1.5	(1.3)
Amortization of turnaround costs	5.8	2.6
Non-cash equity based compensation and other non-cash items	3.6	2.9
EBITDA	$96.4	$100.3
Add:
Unrealized gain on derivative instruments	(24.6)	(24.5)
Cash interest expense (2)	(24.3)	(23.1)
Non-cash equity based compensation	3.6	2.9
Amortization of turnaround costs	5.8	2.6
Income tax expense	(0.2)	(0.2)
Provision for doubtful accounts	0.6	0.3
Debt extinguishment costs	(70.9)	—
Changes in assets and liabilities:
Accounts receivable	(54.1)	(85.9)
Inventories	(51.3)	(51.4)
Other current assets	5.8	(1.7)
Turnaround costs	(3.0)	(13.9)
Derivative activity	1.5	(1.3)
Other assets	—	—
Accounts payable	163.2	82.6
Accrued interest payable	(7.4)	5.3
Accrued income taxes payable	—	(27.6)
Other current liabilities	(2.0)	1.9
Other, including changes in noncurrent liabilities	0.5	(0.1)
Net cash provided by (used in) operating activities	$39.6	$(33.8)

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(In millions, except per unit and unit data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Net income (loss)	$(49.8)	$46.0
Debt extinguishment costs	89.6	—
Adjusted net income	$39.8	$46.0
Allocation of adjusted net income:
Adjusted net income	$39.8	$46.0
Less:
General partner’s interest in adjusted net income	0.8	0.9
General partner’s incentive distribution rights	3.8	3.2
Non-vested share based payments	0.1	0.2
Adjusted net income available to limited partners	$35.1	$41.7
Weighted average limited partner units outstanding:
Basic	69,622,884	62,831,155
Diluted	69,702,987	63,017,869
Limited partners’ interest basic adjusted net income per unit	$0.50	$0.67
Limited partners’ interest diluted adjusted net income per unit	$0.50	$0.66

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of March 31, 2014

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and diesel fuel swaps on a combined basis as of March 31, 2014 in the Company’s Fuel Products segment:

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2014	1,137,500	12,500	$27.47
Third Quarter 2014	1,472,000	16,000	27.63
Fourth Quarter 2014	1,426,000	15,500	27.59
Calendar Year 2015	5,785,500	15,851	26.59
Calendar Year 2016	1,830,000	5,000	27.27
Totals	11,651,000
Average price			$27.03

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and jet fuel swaps on a combined basis as of March 31, 2014 in the Company’s Fuel Products segment:

Crude Oil and Jet Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2014	273,000	3,000	$25.33
Third Quarter 2014	276,000	3,000	24.83
Fourth Quarter 2014	276,000	3,000	24.30
Calendar Year 2015	957,500	2,623	28.10
Totals	1,782,500
Average price			$26.58
The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of March 31, 2014 in the Company’s Fuel Products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2014	1,638,000	18,000	$15.82
Third Quarter 2014	1,610,000	17,500	13.99
Fourth Quarter 2014	460,000	5,000	11.82
Calendar Year 2015	45,500	125	19.00
Totals	3,753,500
Average price			$14.58